Exhibit 10.2

NOTE: THIS LEASE IS SUBJECT TO REVIEW AND APPROVAL BY LANDLORD’S MORTGAGE LENDERS

ARTICLE 1: BASIC TERMS

        This Article One contains the Basic Terms of this Lease between the Landlord and Tenant named below. Other Articles, Sections and Paragraphs of the Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms and are of equal force and effect.

        Section 1.1     Date of Lease: October 15, 1998

        Section 1.2     Landlord (include legal entity): Leetsdale Industrial II

Address of Landlord:	100 Leetsdale Industrial Drive Leetsdale, PA 15056
Section 1.3 Tenant (include legal entity): Bayou Steel Corporation, a Delaware corporation
Address of Tenant:	P.O. Box 5000 La Place, LA 70069

        Section 1.4 Property: The Property is part of Landlord’s multi-tenant real property development known as Leetsdale Industrial Park and described or depicted in Exhibit “A” (the “Project”). The Project includes the land, the buildings and all other improvements located on the land, and the common areas described in Section 4.6(a). The Property is a portion of the industrial warehouse building known as “Barge Building, Aisle 2“consisting of approximately 71,206 square feet office and industrial warehouse space as outlined on Exhibit “A” attached hereto, together with ingress and egress on a non-exclusive basis over the real ways, access ways and other areas of ingress and egress over the Project land, containing approximately 130 acres, as such ingress and egress is identified as outlined in red on Exhibit “A” attached hereto.

        Section 1.5 Lease Term: Nine (9) years, 16 days beginning on October 15, 1998 (the “Commencement Date”), and ending on October 31, 2007 (the “Lease Term” or “Term”). So long as no default has occurred during the Lease Term, Tenant shall have the right to extend the term of this Lease for two additional periods of five (5) years each. The first option term, if elected, shall commence on November 1, 2007 and terminate on October 31, 2012 (the “First Option Term”) The second option term, if elected, shall commence on November 1, 2012 and terminate on October 31, 2017 (the “Second Option Term,” and, collectively with the First Option Term, the “Option Terms”). Subject to the terms and conditions otherwise stated herein, the option to renew the Lease for an Option Term may be exercised by Tenant by written notice to Landlord at least six months prior to the expiration of the Lease Term or the First Option Term, as the case may be. Failure to elect the First Option Term shall render the Second Option term null and void, and of no effect. Except as stated herein, all of the terms, covenants and conditions of the Lease pertaining to the Lease Term hereof shall equally pertain in all respects to the First Option Term and the Second Option Term, and the First Option Term and the Second Option Term, if so elected, shall become part of the Lease Term.

        Section 1.6 Permitted Uses: Tenant agrees to use and occupy the Property as an office, warehouse and distribution center for metal goods and uses incidental thereto.

        Section 1.7 Brokers: (See Article 14) (if none, so state)
        Landlord’s Broker: None
        Tenant’s Broker: None

        Section 1.8 Vehicle Parking Spaces Allocated to Tenant: (See Section 4.6(c))

        Section 1.9 Rent and Other Charges Payable by Tenant:

        (a) BASE RENT: For the period commencing on the Commencement Date and continuing through June 30, 2002, Base Rent in the amount of $2.794 per square foot per annum, representing $737,771.29 in the aggregate, which amount shall be paid in one (1) installment of $8,289.57 due and payable on the Commencement Date and thereafter in forty-four (44) equal successive monthly installments of $16,579.13. On November 1, 2002, November 1, 2006, November 1, 2010 (if the First Option Term is elected) and November 1, 2014 (if the Second Option Term is elected) (each such date being an “Adjustment Date”), the rent shall be subject to an increase or decrease and adjustment equal to (i) the amount of the Base Rent in the 12 month period prior to the applicable Adjustment Date multiplied by (ii) a fraction, the denominator of which shall be the Index (as hereinafter defined) for the month of August, 1998, and the numerator being the Index in the month of August in the year in which the applicable Adjustment Date occurs (the “then current Lease Year”).

        The Index means the Consumer Price Index for the Metropolitan Pittsburgh area, all urban consumers, published by the United States Department of Labor Statistics. If the Index is discontinued or revised, such other government Index with which it is replaced, shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised. If the month of August is not yet published for the then current Lease Year at the time of calculation, the Index for the last published month prior to the month of August of the then current Lease Year shall be used in its place and shall be compared to the Index from the corresponding month in 1998.

        (b) OTHER PERIODIC PAYMENTS: (i) Real Property Taxes above the “Base Real Property Taxes” (See Section 4.3); (ii) Utilities (See Section 4.4); (iii) Increased Insurance Premiums above “Base Premiums” (See Section 4.5); (iv) Maintenance, Repairs and Alterations (See Article 6). “Base Year” shall be 1998.

        Section 1.10 Costs and Charges Payable by Landlord: (a) Base Real Property Taxes (See Section 4.3); (b) Base Insurance Premiums (See Section 4.5(c)); (c) Maintenance and Repair (See Article 6).

        Section 1.11 Exhibits: The following Exhibits are attached to and made a part of this Lease: Exhibit “A” - Property Description

ARTICLE 2: LEASE TERM

        Section 2.1 Lease of Property for Lease Term: Landlord leases the Property to Tenant and Tenant leases the Property from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.5 and shall begin and end on the dates specified in Section 1.5 above, unless the beginning or end of the Lease Term is changed under any provision of this Lease. The “Commencement Date” shall be the date specified in Section 1.5 above for the beginning of the Lease Term, unless advanced or delayed under any provision of this Lease.

        Section 2.2 Early Occupancy: The parties hereto acknowledge and agree that the Tenant has taken possession of the Premises as of September 24, 1998 (the “Delivery Date”). All covenants and conditions contained herein applicable as of the Delivery Date except that Tenant shall not be obligated to pay Rent, as hereinafter defined, or Additional Rent until the Commencement Date.

        Section 2.3 Holding Over: Tenant shall vacate the Property upon the expiration or earlier termination of this Lease. If Tenant does not vacate the Property upon the expiration or earlier termination of the Lease and Landlord thereafter accepts rent from Tenant, Tenant’s occupancy of the Property shall be a “month-to-month” tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy.

ARTICLE 3: BASE RENT

        Section 3.1 Time and Manner of Payment: Upon execution of this Lease, Tenant shall pay Landlord the Base Rent in the amount stated in Section 1.9(a) above for the period from the Commencement Date through October 31, 1998. On November 1, 1998 and each month thereafter, Tenant shall pay Landlord the Base Rent, in advance, without offset, deduction or prior demand, except as specifically provided in this Lease. The Base Rent shall be payable at Landlord’s address or at such other place as Landlord may designate in writing. If Landlord does not receive any payment within ten (10) days after the date of delivery of written notice from Landlord to Tenant that Rent, as hereinafter defined, is due and owing, Tenant shall pay Landlord a late charge equal to ten percent (10%) of the overdue amount (the “Late Charge”); provided, however, that the Late Charge shall not be applicable to any Additional Rent which is subject to a Good Faith Dispute. A “Good Faith Dispute” as used in this Lease shall mean a dispute by Tenant as to the payment of an installment of Additional Rent only, or a portion thereof, provided that (a) Tenant notifies Landlord in writing within 10 days of being billed for such Additional Rent of any amount which it disputes in good faith and (b) Tenant provides Landlord evidence that a reserve with respect to such Additional Rent is established on the books of Tenant in an amount equal to the disputed amount. Landlord and Tenant acknowledge and agree that the Tenant shall not be permitted to allege a Good Faith Dispute against any payment of Base Rent.

        Section 3.2 Termination; Advance Payments: Upon termination of this Lease under Article 7 (Damage or Destruction), Article 8 (Condemnation) or any other termination not resulting from Tenant’s default, and after Tenant has vacated the Property in the manner required by this Lease, Landlord shall refund or credit to Tenant (or Tenant’s successor) any advance rent or other advance payments made by Tenant to Landlord, and any amounts paid for real property taxes, utilities and other reserves which apply to any time periods after termination of the Lease.

ARTICLE 4: OTHER CHARGES PAYABLE BY TENANT

        Section 4.1 Additional Rent: All charges payable by Tenant other than Base Rent are called “Additional Rent.” Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent. The term “Rent” shall mean Base Rent and Additional Rent.

        Section 4.2 Interest on Past Due Obligations: Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of ten percent (10%) per annum from the due date of such amount. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

        Section 4.3 Property Taxes:

        (a) Real Property Taxes. Landlord shall pay the “Base Real Property Taxes” on the Property during the Lease Term. Base Real Property Taxes are real property taxes applicable to the Property as shown on the tax bill for property taxes due and owing in the year 1998. However, if the Tenant Improvements on the Property are not completed by the tax lien date of such tax fiscal year, the Base Real Property Taxes are the taxes shown on the first tax bill showing the full assessed value of the Property after completion of the Tenant Improvements. Tenant shall pay Landlord the Tenant’s proportionate share of the amount, if any, by which the Real Property Taxes attributable to the Property during the Lease Term exceed the Base Real Property Taxes. Subject to Section 4.3(c), Tenant shall make such payments within fifteen (15) days after receipt of Landlord’s statement showing the amount and computation of such increase together with a copy of the tax bill or bills issued by the relevant governmental authorities. Landlord shall reimburse Tenant for any Real Property Taxes paid by Tenant covering any period of time prior to or after the Lease Term, and any extensions thereof, if applicable.

        (b) Definition of “Real Property Tax.” “Real Property Tax” means: (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, assessment, penalty or tax imposed by any taxing authority against the Property; (ii) any tax on the Landlord’s right to receive, or the receipt of, rent or income from the Property or against Landlord’s business of leasing the Property (other than income taxes attributable to the general income of the Landlord of leasing the Property as provided below); (iii) any tax or charge for protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any governmental agency; and (iv) any charge or fee replacing any tax previously included within the definition of Real Property Tax. “Real Property Tax” does not, however, include Landlord’s federal or state income, franchise, inheritance or estate taxes.

        (c) Joint Assessment. If the Property is not separately assessed, Landlord and Tenant shall reasonably determine Tenant’s share of the Real Property Tax payable by Tenant under Section 4.3(a) from the assessor’s worksheets or other reasonably available information. Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord’s written statement therefor. In the absence of extraordinary factors affecting allocation of Real Property Taxes, Landlord and Tenant shall allocate such Real Property Taxes according to the square footage of the Property on which the Tenant pays Base Rent in relation to the aggregate square footage of the property which is subject to the tax in question. If either Landlord or Tenant believes, in good faith, that extraordinary factors require allocation of Real Property Taxes on some basis other than the square footage allocation set forth in Section 4.3(c), the other party shall consider such factors in good faith, but if the parties cannot agree on a different allocation of Real Property Taxes, the Real Property Taxes shall be allocated according to the square footage formula provided in this Section 4.3(c).

        (d) Personal Property Taxes. Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall use reasonable efforts to have personal property taxed separately from the Property.

        Section 4.4 Utilities: Tenant shall pay, directly to the appropriate supplier, the cost of all electricity, telephone and refuse disposal supplied to the Property. The parties acknowledge and agree that natural gas, water and sewer service are jointly metered with other property(ies) within the Project. With respect to such utilities and any utilities which may in the future be jointly metered, Landlord and Tenant shall make a reasonable determination of Tenant’s proportionate share of the cost of such utilities and services and Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord’s written statement. In the absence of extraordinary factors affecting allocation of the costs of such jointly metered utilities, Landlord and Tenant shall allocate such jointly metered utility charges according to the aggregate square footage of the Property on which the Tenant pays Base Rent in relation to the aggregate square footage of the Project which is subject to the utility charges in question. If either Landlord or Tenant believes that extraordinary factors require allocation of jointly metered utility charges on some basis other than the square footage allocation set forth in this Section 4.4, the other party shall consider such factors in good faith, but, if the parties cannot agree on a different allocation of jointly metered utility charges, the jointly metered charges shall be allocated according to the square footage formula provided in this Section 4.4

        Section 4.5 Insurance Policies:

        (a) Liability Insurance. During the Lease Term, Tenant shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of Property) and personal injury arising out of the operation, use or occupancy of the Property. Tenant shall name Landlord as an additional insured under such policy. The initial amount of such insurance shall be a minimum of Two Million Dollars ($2,000,000) per occurrence and shall be subject to periodic increase based upon inflation, increased liability awards, written recommendation of Landlord’s professional insurance advisers (a copy of which shall be provided to Tenant if used to justify an increase in insurance coverage) and other relevant factors. The liability insurance obtained by Tenant under this Section 4.5(a) shall (i) be primary and non-contributing; (ii) contain cross-liability endorsements; and (iii) insure Landlord against Tenant’s performance under Section 5.5. The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligation under this Lease. Landlord may also obtain comprehensive public liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability arising out of ownership, operation, use or occupancy of the Property. The policy obtained by Landlord shall not be contributory and shall not provide primary insurance.

        (b) Property Insurance. During the Lease Term, Landlord shall maintain policies of insurance covering loss of or damage to the Project in the full amount of its replacement value. Such policy shall contain an Inflation Guard Endorsement and shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief and special extended periods (all risk). Landlord shall have the right to obtain flood and earthquake insurance if required by any lender holding a security interest in the Project. Landlord shall not obtain insurance for Tenant’s fixtures or equipment or building improvements installed by Tenant on the Property. Tenant shall not do or permit anything to be done which invalidates any such insurance policies.

        (c) Payment of Premiums.

(i) Landlord shall pay the “Base Premiums” for the insurance policies maintained by Landlord under Section 4.5(b). The “Base Premiums” are the insurance premiums paid during or applicable to the last twelve (12) months of such prior occupancy.

(ii) Tenant shall pay Landlord its proportionate share of the amount, if any, by which the insurance premiums for all policies maintained by Landlord under Section 4.5(b) have increased over the Base Premiums, whether such increases result from the nature of Tenant’s occupancy, any negligent act or omission of Tenant, the requirement of any lender referred to in Article 11 (Protection of Lenders), the increased value of the Project or general rate increases. However, if Landlord substantially increases the amount of insurance carried or the percentage of insured value after the period during which the Base Premiums were calculated, Tenant shall only pay Landlord the amount of increased premiums which would have been charged by the insurance carrier if the amount of insurance or percentage of insured value had not been substantially increased by Landlord. Subject to Section 4.6, Tenant shall pay Landlord its proportionate share of the increase over the Base Premiums within fifteen (15) days after receipt by Tenant of a copy of the premium statement or other evidence of the amount due. In the absence of extraordinary factors affecting allocation of insurance premiums, Landlord and Tenant shall allocate such insurance premiums according to the square footage of the Property on which the Tenant pay Base Rent in relation to the aggregate square footage of the Property which is subject to the insurance premiums in question. If either Landlord or Tenant believes, in good faith, that extraordinary factors require allocation of insurance premiums on some basis other than the square footage allocation set forth in this Section 4.5(d), the other party shall consider such factors in good faith, but if the parties cannot agree on a different allocation of insurance premiums, the insurance premiums shall be allocated according to the square footage formula provided in this Section 4.5(a). If the insurance policies maintained by Landlord cover improvements or real property other than the Project, Landlord shall also deliver to Tenant a statement of the amount of the premiums applicable to the Project showing, in reasonably detail, how such amount was computed. If the Lease Term expires before the expiration of the insurance period, Tenant’s liability shall be pro rated on an annual basis.

        (d) General Insurance Provisions.

(i) Any insurance which Tenant is required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than thirty (30) days’ written notice prior to any cancellation or modification of such coverage.

(ii) If Tenant fails to deliver any policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is canceled or modified during the Lease Term without Landlord’s consent, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord for the cost of such insurance within fifteen (15) days after receipt of a statement that indicates the cost of such insurance.

(iii) Tenant shall maintain all insurance required under this Lease with companies holding a “General Policy Rating” of A-10 or better, as set forth in the most current issued of “Best Key Rating Guide.” Landlord and Tenant acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section 4.5 may not be available in the future. If at any time during the Lease Term, Tenant is unable to maintain the insurance required under the Lease, Tenant shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for Tenant’s type of business, as that coverage may change from time to time. Landlord makes no representation as to the adequacy of such insurance to protect Landlord’s or Tenant’s interests. Therefore, Tenant shall obtain any such additional property or liability insurance which Tenant deems necessary to protect Landlord and Tenant.

(iv) Landlord and Tenant each hereby waive on their own behalf and on the behalf of anyone claiming by, through or under it or them by way of subrogation or otherwise, any and all rights of recovery against the other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its Property or the property of others under its control, if such loss or damage is covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.

        (e) Tenant and Landlord, respectively, hereby release each other from any and all liability or responsibility to the other for all claims of the releasing party and anyone claiming by, through or under it or them by way of subrogation or otherwise, for any loss or damage to property, injury to persons or death covered by the Pennsylvania standard form of fire insurance policy with extended coverage endorsement, to the extent of insurance proceeds recovered under such insurance policies by the releasing party.

        Section 4.6 Common Areas; Use, Maintenance and Costs:

        (a) Common Areas. Subject to Section 4.6(d) Landlord shall maintain the Common Areas in good order, condition and repair. As used in this Lease, “Common Areas” shall mean all areas within the Project which are available for the common use of tenants of the Project and which are not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, railroad tracks, corridors, portions of utility lines which are located outside the Property, landscaping and planted areas. Landlord, from time to time, may change the size, location, nature and use of any of the Common Areas, convert Common Areas into leasable areas, construct additional parking facilities (including parking structures) in the Common Areas, and increase or decrease Common Area land and/or facilities. Tenant acknowledges that such activities may result in inconvenience to Tenant. Such activities and changes are permitted if they do not materially affect Tenant’s use of the Property.

        (b) Use of Common Areas. Tenant shall have the non-exclusive right (in common with other tenants and all others to whom Landlord has granted or may grant such rights) to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may establish from time to time. Tenant shall abide by such rules and regulations and shall use its best effort to cause others who use the Common Areas with Tenant’s express or implied permission to abide by Landlord’s rules and regulations. At any time, Landlord may close any Common Areas to perform any acts in the Common Areas as, in Landlord’s judgment, are desirable to improve the Project so long as such activities do not materially affect Tenant’s use of the Property. Tenant shall not interfere with the rights of Landlord, other tenants or any other person entitled to use the Common Areas.

        (c) Vehicle Parking. Tenant shall be entitled to park vehicles in the Project at non-exclusive areas allocated to Tenant, as designated by Landlord from time to time, without paying any additional rent.

        (d) Damage to Common Areas by Tenant. Notwithstanding anything contained in Section 4.6(a) to the contrary, in the event, Tenant, or any employees, agents or contractors of Tenant, shall damage any portion of the Common Areas Tenant shall promptly repair such damage in a first class manner at Tenant’s sole cost and expense. If Tenant fails to repair such damage (including replacement of damaged personal property which may be a part of the Common Areas) as required by this Section, Landlord, may, upon ten (10) days written notice, perform such repair (including replacements, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair immediately upon demand.

ARTICLE 5: USE OF PROPERTY

        Section 5.1 Permitted Uses: Tenant may use the Property only for the Permitted Uses set forth in Section 1.6 above.

        Section 5.2 Manner of Use: Tenant shall not cause or permit the Property to be used in any way which constitutes a violation of any law, ordinance, or governmental regulation or order, which unreasonably interferes with the rights of other tenants of the Project, or which constitutes a nuisance or waste under applicable law. Tenant shall obtain and pay for all permits including a Certificate of Occupancy, required for Tenant’s occupancy of the Property and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Property, including the Occupational Safety and Health Act.

        Section 5.3 Hazardous Substances: Tenant covenants that it shall not, at any time during the Term of this Lease, place, store, install upon, discharge, release or generate on, in or under the Property, or allow to escape from the Property, any pollutants or other toxic or Hazardous Substances (as defined below), or containers or storage or processing facilities thereof including, but not limited to, any asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils of any other form, or any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes, or industrial, nuclear or medical by-products, or install underground storage tanks (whether filled or unfilled) except for materials properly used, stored and disposed of in Tenant’s normal course of business. Except to the extent of any existing condition or due to Landlord’s negligence or willful misconduct or to the negligence or wilful misconduct of any other tenant of the Project (except any sublessee or assignee of Tenant which may be permitted hereunder), Tenant shall protect, defend, indemnify and hold harmless Landlord from the costs (including costs of remediation), expenses (including reasonable attorneys’ fees), liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind arising out of or in any way connected with, and Landlord shall not be liable to Tenant or any other party on account of, the Tenant or Tenant’s sublessees and assignees (to the extent permitted hereunder) or its servants, agents, employees, licensees, invitees, and contractors or those of its sublessees or assignees (to the extent permitted hereunder) placing, storing, installing, discharging, releasing or generating on, in, under or about the Property, or allowing to escape from the Property, any Hazardous Substances during the Term of this Lease or any renewal or extension hereof.

        (a) As used in this Lease, the following terms shall have the following meanings:

        “Environmental Rule” shall mean any Governmental Rule which relates to Hazardous Substances, pollution or protection of the environment, including without limitation any governmental rule relating to the generation, use treatment, storage, release, transport or disposal of Hazardous Substances and shall specifically include, without limiting the generality of the foregoing, the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., as amended by the Water Quality Act of 1987, Publ. L. No. 100-4 (Feb. 4,1987), the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. §1021 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq., and the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. §655 and §657, as any of the same have been or may be amended, together will all rules, regulations and orders issued thereunder.

        “Governmental Person” shall mean any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, agency, bureau, body or entity of the United States of America or of any state, county, municipality or other political subdivision located therein.

        “Governmental Rule” shall mean any law (including common law), statute, rule, regulation, ordinance, code, order, writ, judgment, injunction, decree, guideline, directive or decision of any Governmental Person, whether or not having the force of law and whether now or hereafter existing, as any of the same may be amended.

        “Hazardous Substance” means any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, treatment, storage, release, transport or disposal of which is regulated by, any Governmental Rule, and shall specifically include any substance which (i) constitutes a “hazardous substance” under CERCLA or a “hazardous waste” under RCRA, (ii) exhibits any of the hazardous characteristics enumerated in 40 C.F.R. Sections 261.20-261.24, inclusive (iii) constitutes any of these extremely hazardous substances listed under §302 of SARA which are present in threshold planning or reportable quantities as defined under SARA, (iv) constitutes toxic or hazardous chemical substances which are present in quantities which exceed exposure standards, as those terms are defined under §6 and §8 of OSHA and 29 C.F.R. Part 1910, subpart 2, (v) constitutes asbestos, urea formaldehyde, chlorinated biphenyls (Polychlorinated or monochlorinated) or petroleum products of (vi) constitutes a hazardous material which, when transported, is subject to regulation by the United States Department of Transportation at 49 C.F.R. Parts 171-199.

        (b) Tenant shall comply with all Governmental Rules applicable to the Property and to Tenant’s use and occupancy thereof, including without limitation all Environmental Rules; provided, however, that Tenant shall not be obligated to make capital improvements to correct conditions on the Property in existence prior to the date of Tenant’s occupancy of the Property unless such conditions have become unlawful as a result of Tenant’s use of the Property. Tenant shall obtain, maintain and comply with all licenses and permits issued by any Governmental Person which are necessary in connection with the ownership, occupancy or use of the Property.

        (c) Tenant shall not, and shall not permit any other Person to, generate, use, treat, store, release or dispose of any Hazardous Substance on the Property; provided, that the foregoing shall not prohibit Tenant from using or storing on the Property reasonable quantities of petroleum products, cleaning materials and other substances which fall within the definition of “Hazardous Substance” and which are necessary for the conduct of its business or the maintenance of the Property so long as such use and storage is in compliance with applicable Environmental Rules.

        (d) Tenant shall notify Landlord immediately after becoming aware of (i) any presence on or under the Property, or on any property adjacent thereto, of any Hazardous Substance in violation of any Environmental Rule or in excess of any reportable quantity established under any Environmental Rule or (ii) any violation of any Environmental Rule by Tenant or any other Person which affects the Property or could potentially impose any liability on Landlord. In addition to the foregoing, Tenant shall forward to Landlord immediately upon Tenant’s receipt thereof copies of all written orders, reports, notices and other communications relating to any of the foregoing matters.

        (e) Upon prior written notice from Landlord, Tenant shall permit such Persons as Landlord may designate to visit the Property and perform environmental site investigations and assessments on the Property for the purpose of determining whether there is any unlawful presence of Hazardous Substances on the Property or any other condition which constitutes a violation of any Environmental Rule. Tenant shall supply to such Persons all such information regarding the Property and Tenant’s operations thereon as such Persons may reasonably request. If any such assessment shall disclose a material violation of any Environmental Rule by Tenant, the Tenant shall be liable for the cost of such assessment, which amount shall be due as Additional Rent hereunder; otherwise, Landlord shall pay the cost of such assessment.

        (f) Tenant, at its sole expense, shall remediate any unlawful presence of Hazardous Substances on or under the Property in a timely manner and in accordance with applicable Environmental Rules and directives of any Governmental Person having authority over such remediation; provided, that Tenant shall not be required to remediate any such unlawful presence of Hazardous Substances to the extent that the same are not the result of acts or omissions of Tenant its assignees or sublessees (to the extent assignment and subletting is permitted under this Lease), Tenant’s servants, agents, employees, licensees, invitees, contractors or those of its sublessees or assignees (to the extent permitted under this Lease)

        (g) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees and court costs) which arise out of any breach by Tenant of any of the foregoing covenants, which obligation shall survive the expiration or earlier termination of this Lease.

        Section 5.4 Signs and Auctions: Tenant shall not place any signs on the Property without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Property. All such signs shall comply with all local laws and ordinances, and the Tenant shall remove all signs at the end of their lease and make any necessary repairs required by their removal. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Property.

        Section 5.5 Indemnity: (a) Except to the extent of Landlord’s negligence or willful misconduct, Tenant shall indemnify Landlord against and hold Landlord harmless from any and all costs, claims or liability arising from: (i) Tenant’s use of the Property; (ii) the conduct of Tenant’s business or anything else done or permitted by Tenant to be done in or about the Property; including any contamination of the Property or any other Property resulting from the presence or use of Hazardous Material caused or permitted by Tenant; (iii) any breach or default in the performance of Tenant’s obligations under this Lease; or (iv) any misrepresentation or breach of warranty by Tenant under this Lease. Tenant shall defend Landlord against any such cost, claim or liability at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any reasonable legal fees or costs incurred by Landlord in connection with any such claim. As used in this Section, the term “Tenant” shall include Tenant’s assignees and sublessees (to the extent assignment and subletting is permitted under this Lease), employees, agents and contractors, if applicable, and those of its assignees and sublesses to the extent assignment and subleasing is permitted under this Lease).

        (b) Except to the extent of Tenant’s negligence or willful misconduct, Landlord shall indemnify Tenant against and hold Tenant harmless from any and all costs, claims or liability arising from: (i) the use of the Project by Landlord; (ii) the conduct of Landlord’s business or anything else done by Landlord on or about the Project, including any contamination of the Project from the presence or use of Hazardous Material which is caused by Landlord; (iii) any breach or default in the performance of Landlord’s obligations under this Lease; or (iv) any misrepresentation or breach of warranty by Landlord under this Lease. Landlord shall defend Tenant against any such cost, claim or liability at Landlord’s expense with counsel reasonably acceptable to Tenant or, at Tenant’s election, Landlord shall reimburse Tenant for any reasonable legal fees or costs incurred by Tenant in connection with any such claim. As used in this Section, the term “Landlord” shall include Landlord’s employees, agents and contractors, if applicable.

        Section 5.6 Landlord’s Access: Landlord or its agents may enter the Property at all reasonable times to show the Property to potential buyers, investors, tenants, lenders or other parties; to do any other act or to inspect and conduct tests in order to monitor Tenant’s compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Material. Landlord shall give Tenant prior notice of such entry, which entry shall be during normal business hours, except in the case of an emergency. Landlord may place customary “For Sale” or “For Lease” signs on the Property.

        Section 5.7 Quiet Enjoyment: If and so long as Tenant pays the Rent reserved hereunder and other sums due hereunder and observes and performs all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall and may peaceably and quietly have, hold and enjoy the Property for the entire Term hereof without hindrance or interference by Landlord or anyone claiming by, through or under Landlord, subject to all the provisions of this Lease.

ARTICLE 6: CONDITION OF PROPERTY; MAINTENANCE, REPAIRS AND
ALTERATIONS

        Section 6.1 Existing Conditions: Tenant accepts the Property in its condition as of the execution of the Lease, subject to all recorded easements or rights of way which will not result in a termination of Tenant’s quiet enjoyment of the Property and subject to all other recorded matters, laws, ordinances and governmental regulations and orders. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of the condition of the Property and is not relying on any representations of Landlord or any Broker with respect thereto. If Landlord or Landlord’s Broker (as defined in Section 1.7), if any, has provided a Property Information Sheet or other Disclosure Statement regarding the Property, a copy is attached as an exhibit to the Lease.

        Section 6.2 Exemption of Landlord from Liability. Except to the extent of Landlord’s negligence or willful misconduct, Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other Property of Tenant, Tenant’s employees, invitees, customers or any other person in or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; or (c) conditions arising in or about the Property or upon other portions of the Project, or from other sources of places. Landlord shall not be liable for any such damage or injury even though the cause of or means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section shall not, however, exempt Landlord from liability for Landlord’s negligence or willful misconduct.

        Section 6.3 Landlord’s Obligations:  Subject to the provisions of Article 7 (Damage or Destruction) and Article 8 (Condemnation), and except for damage caused by any act or omission of Tenant, or Tenant’s employees, agents or contractors, Landlord shall keep the foundation, roof and structural portions of exterior walls of the improvements on the Property in good order, condition and repair. However, Landlord shall not be obligated to maintain any foundation, roof, or structural portion of the Property which is damaged or destroyed by the acts or omissions of Tenant, its agents, employees or contractors. Except in an emergency, Landlord shall not be obligated to commence any repairs under this Section until 30 days after its receipt of a written notice from Tenant of the need for such repairs. Tenant waives the benefit of any present or future law which might give Tenant the right to terminate the Lease because of the condition of the Property. If Landlord fails to commence such repairs within the period(s) described above, and after Tenant has provided notice and the opportunity to cure as described in Section 13.1(b) to the parties described therein, and (b) the conditions requiring repair are disrupting Tenant’s business operations or endangering Tenant’s property or personnel, Tenant may undertake such repairs and Tenant may deduct the reasonable cost of such repairs from future installments of Base Rent.

        Section 6.4 Tenant’s Obligations:

        (a) Except as provided in Section 6.3, Article 7 (Damage or Destruction) and Article 8 (Condemnation), Tenant shall keep all portions of the Property (including nonstructural, interior and systems which shall include, without limitation, all doors, windows, plumbing fixtures and systems, HVAC, electrical equipment and systems and all alterations permitted pursuant to this Lease) in good order, condition and repair. If any portion of the Property or any system in the Property which Tenant is obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Property or system in the Property, regardless of whether the benefit of such replacement extends beyond the Lease Term; but if the benefit or useful life of such replacement extends beyond the Lease Term (as such term may be extended by exercise of any options), the useful life of such replacement shall be pro rated over the remaining portion of the Lease Term (as extended), and Tenant shall be liable only for that portion of the cost which is applicable to the Lease Term (as extended). If any such replacement becomes necessary during the final six (6) months of the Lease Term, Landlord shall pay for such replacement and bill Tenant for its proportional share of the actual and reasonable cost of replacement (based on the number of months remaining in the Lease Term), and, if any such replacement becomes necessary at any other time during the Lease Term, Tenant shall perform such replacement and shall deduct the Landlord’s proportional share of the actual and reasonable cost of such replacement from future installments of Base Rent (with Landlord agreeing to reimburse Tenant for any such costs of replacement which are due from Landlord and which are in excess of all remaining installment of Base Rent). In addition, Tenant shall, at Tenant’s expense, repair any damage to the roof, foundation or structural portions of walls caused by the negligent acts or omissions of Tenant, its agents, employees or contractors.

        (b) Tenant shall fulfill all of Tenant’s obligations under this Section and Section 4.6(d) at Tenant’s sole expense. If Tenant fails to maintain, repair or replace the Property as required by this Section, Landlord may, upon ten (10) days’ prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Property and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair immediately upon demand.

        Section 6.5 Alterations, Additions and Improvements:

        (a) Tenant shall not make any alterations, additions, or improvements to the Property without Landlord’s prior written consent, which consent will not be unreasonably withheld or delayed. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Section 6.5(a) upon Landlord’s written request. All permitted alterations, additions and improvements shall be done in a good and workmanlike manner, in conformity with all applicable laws and regulations, and by a contractor or contractors approved by Landlord pursuant to no-lien contracts. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts and proof of payment for all labor and materials.

        (b) Tenant shall pay when due all claims for labor and material furnished to the Property at Tenant’s request. Tenant shall give Landlord at least ten (10) days’ prior written notice of the commencement of any work on the Property, regardless of whether Landlord’s consent to such work is required. Landlord may elect to record and post notices of non-responsibility on the Property.

        Section 6.6 Condition upon Termination: Upon the termination of the Lease, Tenant shall surrender the Property to Landlord in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease and improvements made with Landlord’s approval pursuant to Section 6.5. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article 7 (Damage or Destruction), unless due to gross negligence or willful misconduct of Tenant, its agents or employees. In addition, Landlord may require Tenant to remove any alterations, additions or improvements not made with Landlord’s consent prior to the expiration of the Lease and to restore the Property to its prior condition, all at Tenant’s expense. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord’s Property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant’s machinery or equipment which can be removed without material damage to the Property. Tenant shall repair, at Tenant’s expense, any damage to the Property caused by the removal of any such machinery or equipment. In no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord’s Property) without Landlord’s prior written consent: any power wiring or power panels; lighting or lighting fixtures; heaters, air conditioners, or any other heating or air conditioning equipment; fencing or security gates; cranes or craneways; or other similar building operating equipment.

ARTICLE 7: DAMAGE OR DESTRUCTION

        Section 7.1 Partial Damage to Property

        (a) If the Property is damaged by fire or other casualty, and provided this Lease is not terminated pursuant to Section 7.1(b), the damage to the Property shall be repaired at the expense of Landlord to substantially the same condition in which the same existed immediately prior to such casualty. If this Lease is not terminated pursuant to Section 7.1(b), Landlord agrees to repair such damage within a reasonable period of time after receipt from Tenant of written notice of such damage, subject to any delays caused by a Force Majeure. During the period from the occurrence of such casualty until Landlord completes its repair obligations under this Lease, Base Rent shall be abated in proportion to the part of the Property which is rendered untenantable by such casualty. Tenant acknowledges and agrees that (i) Landlord shall not be obligated to rebuild, repair or replace any of Tenant’s work, or Tenant’s furniture, furnishings, decorations equipment fixtures other alterations improvements or additions installed by Tenant or at Tenant’s request, (ii) Landlord shall not be obligated to obtain insurance of any kind on such items and (iii) it is Tenant’s obligation to obtain all property insurance on such items at Tenant’s sole cost and expense. Tenant agrees that promptly after completion of Landlord’s repair obligations set forth above, Tenant shall proceed with reasonable diligence and at Tenant’s sole cost and expense to rebuild, repair and restore Tenant’s Work, and Tenant’s furniture, fixtures, equipment and other improvements, alterations or additions placed or installed by Tenant or at Tenant’s request within the Property to substantially the same condition which the same existed immediately prior to such casualty.

        (b) If (other than a reasonable deductible) the insurance proceeds actually received by Landlord, if any, are not sufficient to pay the entire cost of repair, or if the cause of the damage is not covered by the insurance policies which Landlord maintains under Section 4.5(b), Landlord may elect either to (i) repair the damage as soon as reasonably possible in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease. If Landlord elects to repair the damage, Tenant shall pay Landlord the “deductible amount” (if any) under Landlord’s insurance policies which “deductible amount” to be paid by Tenant shall not exceed $10,000 in any instance and, if the damage was due to an act or omission of Tenant, or Tenant’s employees, agents or contractors, Tenant shall pay Landlord the difference between the actual cost of repair and any insurance proceeds received by Landlord. If Landlord elects to terminate the Lease, Tenant may elect to continue this Lease in full force and effect, in which case Tenant shall repair any damage to the Property and any building in which the Property is located. Tenant shall pay the cost of such repairs, except that upon satisfactory completion of such repairs, Landlord shall deliver to Tenant any insurance proceeds actually received by Landlord, if any, for the damage repaired by Tenant. Tenant shall give Landlord written notice of such election within twenty (20) days after receiving Landlord’s termination notice.

        (c) If the damage to the Property occurs during the last six (6) months of the Lease Term and such damage will require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant’s notice to Landlord of the occurrence of the damage.

        Section 7.2 Substantial or Total Destruction: If the Property is substantially or totally destroyed by any cause whatsoever (i.e., the damage to the Property is greater than partial damage as described in Section 7.1), and regardless of whether Landlord receives any insurance proceeds, this Lease shall terminate as of the date the destruction occurred. Notwithstanding the preceding sentence, if the Property can be rebuilt within 270 days after the date of destruction, Landlord may elect to rebuild the Property at Landlord’s own expense, in which case this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within thirty (30) days after Tenant’s notice of the occurrence of total or substantial destruction. If Landlord so elects, Landlord shall rebuild the Property at Landlord’s sole expense, except that if the destruction was caused by a negligent act or omission of Tenant, Tenant shall pay Landlord the difference between the actual cost of rebuilding and any insurance proceeds received by Landlord.

        Section 7.3 Temporary Reduction of Rent: If the Property is destroyed or damaged through no fault of the Tenant, its servants or agents, and Landlord or Tenant repairs or restores the Property pursuant to the provisions of this Article 7, any Rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Property is impaired. However, the reduction shall not exceed the Base Rent and Additional Rent, which would otherwise be due and owing for the balance of the Lease Term, including any renewal term. Except for such possible reduction in Base Rent, and Additional Rent, Tenant shall not be entitled to any compensation, reduction or reimbursement from Landlord as a result of any damage, destruction, repair or restoration of or to the Property.

ARTICLE 8: CONDEMNATION

        If all or any portion of the Property is taken under the power of eminent domain or sold under the threat of that power (all of which are called “Condemnation”), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than thirty (30%) percent of the floor area of the building in which the Property is located; or which is located on the Property, is taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Property not taken, except that the Base Rent and Additional Rent shall be reduced in proportion to the reduction in the floor area of the Property. Any condemnation award of payment shall be distributed in the following order: (a) first, to any ground lessor, mortgagee or beneficiary under a deed of trust encumbering the Property, the amount of its interest in the Property; (b) second, to Tenant, only the amount of any award specifically designated for loss of or damage to Tenant’s trade fixtures or removable personal Property; and (c) third, to Landlord, the remainder or such award, whether as compensation for reduction in the value of the leasehold, the taking of the fee, or otherwise. If this Lease is not terminated, Landlord shall repair any damage to the Property caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord’s expense.

ARTICLE 9: ASSIGNMENT AND SUBLETTING

        Section 9.1 Landlord’s Consent Required: No portion of the Property or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, or act of Tenant, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. Any transfer of this Lease from Tenant by merger, consolidation or dissolution or any change in ownership or power to vote a majority of the voting stock in Tenant outstanding on the Date of this Lease shall not constitute an assignment for the purposes of this Article 9. As used in the previous sentence, the term “voting stock” shall refer to shares of stock regularly entitled to vote for the election of directors of the corporation involved. Any attempted transfer without consent shall be void and shall constitute a non-curable breach of this Lease. In the event Landlord consents to any assignment or subletting, Tenant shall pay to Landlord as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant under this Lease.

        Section 9.2 No Release of Tenant: No transfer permitted by this Article 9, whether with or without Landlord’s consent, shall release Tenant or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Article 7. Consent to one transfer is not a consent to any subsequent transfer. If Tenant’s transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant’s liability under this Lease.

        Section 9.3 Landlord’s Consent: Tenant’s request for consent to any transfer described in Section 9.1 shall set forth in writing the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details or the proposed transfer (e.g. the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right to withhold consent or to grant consent, based on the following factors: (i) the business of the proposed assignee or subtenant and the proposed use of the Property; (ii) the net worth and financial reputation of the proposed assignee or subtenant; (iii) Tenant’s compliance with all of its obligations under the Lease; and (iv) such other factors as Landlord may reasonably deem relevant.

        Section 9.4 No Merger: In the event of any surrender of this Lease or the termination of this Lease in any other manner, Landlord may, at its option, terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord under any or all subtenancies.

ARTICLE 10: DEFAULTS; REMEDIES

        Section 10.1 Covenants and Conditions: Tenant’s performance of each of Tenant’s obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Property is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.

        Section 10.2 Defaults: Tenant shall be in material default under this Lease:

        (a) If Tenant abandons the Property or if Tenant’s vacation of the Property results in the cancellation of any insurance described in Section 4.5;

        (b) If Tenant fails to pay Base Rent and such failure continues for a period of ten (10) days after delivery of a written notice by Landlord to Tenant demanding such payment;

        (c) If Tenant fails to pay any portion of Additional Rent which is not subject to a Good Faith Dispute, and such failure continues for a period of ten (10) days after delivery of a written notice By Landlord to Tenant demanding such payment.

        (d) If Tenant fails to perform any of Tenant’s non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord, provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30) day period and thereafter diligently pursues its completion. However, Landlord shall not be required to give such notice if Tenant’s failure to perform constitutes a non-curable breach of this Lease. The notice required by this subsection is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.

        (e) (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within sixty (60) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Property or of Tenant’s interest in this Lease and possession is not restored to Tenant within sixty (60) days; or (iv) if substantially all of Tenant’s assets located at the Property or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within sixty (60) days. If a court of competent jurisdiction determines that any of the acts described in this subsection (e) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant under this Lease.

        Section 10.3 Remedies: In the event of any default or breach of this Lease by Tenant as set forth in Section 10.2, Landlord as its option, may terminate this Lease upon and by giving written notice of termination to Tenant, or Landlord, without terminating this Lease, may at any time after such default or breach, without notice or demand additional to that provided in Section 10.2, and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such default or breach (other than the aforesaid right of termination) exercise any one or more of the remedies hereinafter provided in this Section or as otherwise provided by law, all of such remedies (whether provided herein or by law) being cumulative and not exclusive;

        (a) Landlord may perform for the account of Tenant any defaulted term or covenant on Tenant’s part to be observed or performed, and recover as rent any expenditures made and the amount of any obligations incurred in connection therewith.

        (b) Landlord may enter the Property (with or without process of law and without incurring any liability to Tenant and without such entry being constituted an eviction of Tenant or termination of this Lease) and take possession of the Property, and Landlord may at any time and from time to time relet the Property or any part thereof for the account of Tenant, for such terms, upon such conditions and at such rental as Landlord may deem proper. In the event of such reletting, (i) Landlord shall receive and collect the rent therefrom and shall first apply such rent against such expenses as Landlord may have incurred in recovering possession of the Property, placing the same in good order and condition, altering or repairing the same for reletting, and such other expenses, commissions and charges, including attorney’s fees, which Landlord may have paid or incurred in connection with such repossession and reletting, and then shall apply such rent against the accelerated rent, and (ii) Landlord may execute any lease in connection with such reletting in Landlord’s name or in Tenant’s name, as Landlord may see fit, and the Tenant of such reletting shall be under no obligation to see the application by Landlord of any rent collected by Landlord.

        Section 10.4 Accelerated Rent: In the event of any default or breach of this Lease by Tenant as set forth in Section 10.2, the Base Rent reserved herein for the entire unexpired portion of the Lease Term shall, at Landlord’s option, thereupon immediately become due and payable. Tenant shall be obligated for such accelerated rent regardless of which, if any, of the remedies provided in Article 10 hereof or provided by law Landlord elects to pursue; provided, however that if Landlord relets the Property pursuant to Section 10.3, Tenant shall be entitled to a credit of the net proceeds actually received by Landlord, of such reletting.

WARNING — BY SIGNING THIS LEASE, THE TENANT ACKNOWLEDGES THAT THE TENANT HAS READ AND UNDERSTANDS AND AGREES TO THE PROVISIONS CONTAINED IN THIS LEASE.

        Section 10.5 Cumulative Remedies: Landlord’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

ARTICLE 11: PROTECTION OF LENDERS

        Section 11.1 Subordination: Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall cooperate with Landlord and any lender which is acquiring a security interest in the Property of the Lease. Tenant shall execute such further documents and assurances as such lender may require, provided that Tenant’s obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed materials), and Tenant shall not be deprived of its rights under this Lease. Tenant’s right to quiet possession of the Property during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant’s obligations under this Lease and is not otherwise in default.

        Section 11.2 Attornment. If Landlord’s interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant shall not be obligated, however, to attorn to any such transferee or successor unless such transferee or successor assumes Landlord’s obligations under this Lease pursuant to a written assumption agreement delivered to Tenant.

        Section 11.3 Estoppel Certificates: Upon Landlord’s written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other representations or information with respect to Tenant or the Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may require.

        Section 11.4 Non Disturbance Agreement: Landlord shall use diligent efforts to obtain agreements regarding nondisturbance which are mutually agreeable to Landlord, Landlord’s mortgagees and Tenant.

        Section 11.5 Waiver of Lessor’s Lien: Provided Tenant has not defaulted hereunder, upon Tenant’s written request, Landlord shall execute, acknowledge and deliver to Tenant a written statement waiving any lessor’s lien or other similar right which Landlord may have under Pennsylvania law with respect to Tenant’s personal property located in the Property, in form and substance reasonably satisfactory to Landlord.

ARTICLE 12: LEGAL COSTS

        Section 12.1 Legal Proceedings: If Tenant or Landlord shall be in breach or default under this Lease, such party (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any costs or expenses that the Nondefaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs. The losing party in such action shall pay such reasonable attorneys’ fees and costs. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability Landlord may incur if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Property by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for the reasonable legal fees or costs Landlord incurs in any such claim or action.

        Section 12.2 Landlord’s Consent: Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with Tenant’s request for Landlord’s consent under Article 9 (Assignment and Subletting), or in connection with any other act which Tenant proposed to do and which requires Landlord’ s consent.

ARTICLE 13: MISCELLANEOUS PROVISIONS

        Section 13.1 Landlord’s Liability; Certain Duties:

        (a) As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Property or Project at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease. No transfer of the Property shall cure any then existing default by the Landlord under this Lease, and the transferee shall be obligated to cure such default.

        (b) Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord, mortgages or beneficiary under any deed of trust encumbering the Property whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord, mortgagee or beneficiary fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30) day period and thereafter diligently pursued to completion. If such non-performance is not cured within the time periods set forth herein, and after Tenant has provided notice and the opportunity to cure as described herein, Tenant may undertake to cure such non-performance and may deduct the reasonable cost of curing such non-performance from future installments of Base Rent.

        (c) Notwithstanding any term or provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord’s interest in the Property and the Project, and neither the Landlord nor its partners, shareholders, officers or other principals shall have any personal liability under this Lease.

        (d) Subject to the terms of this Section 13.1 and except as otherwise set forth in this Lease, Tenant shall have any and all remedies available to it at law or in equity for a default of Landlord under this Lease.

        Section 13.2 Severability: A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision of this Lease, which shall remain in full force and effect.

        Section 13.3 Interpretation: The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Property with Tenant’s expressed or implied permission.

        Section 13.4 Incorporation of Prior Agreements; Modifications: This Lease is the only agreement between the parties pertaining to the lease of the Property and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

        Section 13.5 Notices: All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid. Notices to Tenant shall be delivered to the address specified in Section 1.3 above, except that upon Tenant’s taking possession of the Property, the Property shall be Tenant’s address for notice purposes. Notices to Landlord shall be delivered to the address specified in Section 1.2 above. All notices shall be effective upon delivery. Either party may change its notice address upon written notice to the other party.

        Section 13.6 Waivers: All waivers must be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of rent, shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

        Section 13.7 No Recordation: Tenant may record a memorandum of lease, in form and substance satisfactory to the Landlord, provided, however, that upon termination of this Lease, Tenant shall take all actions reasonably required to remove such memorandum of lease from the applicable real estate records and, further, Tenant shall pay all costs in connection with the recording of the memorandum of lease and the subsequent satisfaction thereof..

        Section 13.8 Binding Effect; Choice of Law: This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the Commonwealth of Pennsylvania shall govern this Lease.

        Section 13.9 Corporate Authority: Each person signing this Lease on behalf of Tenant represents and warrants that the Tenant is a corporation and that each signing this Lease on behalf of the Tenant he has full authority to do so and that this Lease binds the corporation.

        Section 13.10 Force Majeure: If Landlord cannot perform any of its obligations due to events beyond Landlord’s control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord’s control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

        Section 13.11 Execution of Lease: This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord’s delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

        Section 13.12 Survival: All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

ARTICLE 14: BROKERS

        Section 14.1 Agency Disclosure; No Other Brokers: Landlord and Tenant each warrant that they have dealt with no real estate broker(s) in connection with this transaction.

        ADDITIONAL PROVISIONS MAY BE SET FORTH IN A RIDER OR RIDERS ATTACHED HERETO OR IN THE BLANK SPACE BELOW. IF NO ADDITIONAL PROVISIONS ARE INSERTED, PLEASE STATE “NONE” BELOW.

SEE RIDER 1 ATTACHED HERETO

        Landlord and Tenant have signed this Lease at the place and on the dates specified adjacent to their signatures below and have initialed all Riders which are attached to or incorporated by reference in this Lease.

LANDLORD
Signed on ______________, 1998	LEESDALE INDUSTRIAL II By: MULACH STEEL CORPORATION, its general partner
at ______________________________	By: ______________________________ Its: ______________________________

TENANT
Signed on ______________, 1998	BAYOU STEEL CORORATION
at ______________________________	By: ______________________________ Its: ______________________________

ACKNOWLEDGMENT AND JOINDER OF LEETSDALE CORPORATION

        Leetsdale Industrial Corporation, a Pennsylvania corporation, hereby acknowledges that it is the fee owner of a portion of the Project and that it has leased certain portions of the Project to the Landlord. Leetsdale Industrial II hereby ratifies and affirms the provisions contained in the foregoing Lease and agrees to execute and deliver to the Tenant or the Landlord all documents reasonably necessary to effectuate and carry out the terms of the Lease.

LEETSDALE INDUSTRIAL CORPORATION

By: ______________________________ Steven C. Thomas, President

NO REPRESENTATION OR RECOMMENDATION IS MADE BY LANDLORD, ITS LEGAL COUNSEL, OR ITS EMPLOYEES OR AGENTS, AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT OR TAX CONSEQUENCES OF THIS LEASE OR OF THIS TRANSACTION. LANDLORD AND TENANT SHOULD RETAIN LEGAL COUNSEL TO ADVISE THEM ON SUCH MATTERS AND SHOULD RELY UPON THE ADVICE OF SUCH LEGAL COUNSEL.

RIDER 1 TO LEASE BETWEEN LEETSDALE INDUSTRIAL CORPORATION AND BAYOU STEEL CORPORATION

Tenant desires to construct the improvements and perform the work described below (collectively, the “Tenant Improvements”), at Tenant’s sole cost and expense. While Tenant has retained the option of doing the work itself, Tenant has requested Landlord to submit bids for the construction of the Tenant Improvements and Tenant will decide whether it wishes to perform the Tenant Improvements independently or accept Landlord’s bids to perform the Tenant Improvements, which bids will include a construction management fee (the “CM Fee”) for Landlord’s services. In the event Landlord performs the Tenant Improvements, Landlord and Tenant shall negotiate mutually agreeable written terms and conditions for the performance and construction of the Tenant Improvements. Tenant shall pay the cost of such Tenant Improvements and the CM Fee pursuant to the term of such agreement. In the event Tenant elects to perform the Tenant Improvements, the conditions imposed by Section 6.5 of the Lease (Alterations, Additions and Improvements) will apply.

ITEM DRONE TRANSFER CAR

•	cut and frame opening between buildings

•	install concrete slab in current building

•	purchase and install rail

•	purchase and install drone car

TRUCK ENTRANCE IN SIDE WALL OF NEW STORAGE BUILDING

•	cut and frame opening

•	purchase and install door

UPGRADE HEATING SYSTEM

•	test and repair gas lines

•	purchase and install infra-red heaters

BARGE TUGGER

•	fabricate and install hydraulic tuggers

BARGE CRANE RUNWAY EXTENSION

•	sandblast and paint to Leetsdale Industrial Park specifications

UPGRADE TWO EXISTING 20 TON CRANE TO 30 TON CRANE

•	purchase and install 30 ton main hoist

•	purchase and install new festoon cable system

FIRST AMENDMENT TO LEASE

        THIS FIRST AMENDMENT TO LEASE AGREEMENT (the “Amendment”) made as of the 15th day of October, 1998 by and among LEETSDALE INDUSTRIAL CORPORATION, a Pennsylvania corporation (the “Lessor”) and LEETSDALE INDUSTRIAL II, a Pennsylvania partnership comprised of Mulach Steel Corp., Stephen J. Turetsky and George A. Gould (the “Partnership”) and BAYOU STEEL CORPORATION, a Delaware corporation (the “Tenant”).

        WHEREAS, the Lessor, the Partnership and the Tenant are parties to that certain Lease Agreement, dated June 4, 1987, as extended by letter agreements dated March 4, 1992 and January 29, 1997 (collectively, the “Original Lease”), pursuant to which the Tenant leases approximately 111,783 square feet of rentable area located in the Leetsdale Industrial Park more particularly described on Exhibit A of the Original Lease (the “Premises”);

        WHEREAS, the Lessor desires to extend the term of the Original Lease and modify other provisions of the Lease, upon terms and conditions more particularly described in this Amendment;

        WHEREAS, the Lessor and Tenant desire to amend the Original Lease as hereinafter provided.

        NOW THEREFORE, in consideration of the mutual covenants and premises contained herein and in the Lease, the parties hereto, intending to be legally bound do hereby covenant and agree as follows:

        1. Defined Terms. All terms used herein, and not otherwise defined, have the same meaning ascribed thereto in the Original Lease. Any terms which are in the Original Lease and/or this Amendment which are defined in this Amendment shall have the meaning ascribed to them herein. The Original Lease, as amended by this Amendment, shall sometimes be collectively referred to as the “Lease.”

        2. Renewal Term. Notwithstanding anything contained in the Original Lease to the contrary, the Term of the Lease for the Demised Premises is hereby extended from July 1, 2002 (the “Effective Date”) through October 31, 2007 (the “Renewal Termination Date”). The period extending from the Effective Date to the Renewal Termination Date shall be known as the “Renewal Term”. During the Renewal Term, the term of the Lease shall be deemed to be automatically extended upon all of the covenants, agreements, terms provisions and conditions set forth in the Lease except that, notwithstanding anything contained in the Lease to the contrary, the annual base rental for the Demised Premises shall be determined as follows:

On November 1, 2002 and on November 1, 2006 (the “Second Adjustment Date”), the annual base rental shall be subject to an increase or decrease and adjustment equal to (i) the amount of the annual base rental due and payable in the 12 month period ending October 31, 2002 and the Second Adjustment Date, as the case may be, multiplied by (ii) a fraction, the denominator which shall be the Index (as hereinafter defined) for the month of August, 1998, and the numerator being the Index in the month of August, 2001 with respect to the adjustment made on the Effective Date, and August 2006 for the adjustment made on the Second Adjustment Date, as the case may be.

        The Index means the Consumer Price Index for the Metropolitan Pittsburgh area, all urban consumers, published by the United States Department of Labor Statistics. If the Index is discontinued or revised, such other government Index with which it is replaced, shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised. If the month of August is not yet published for the years 2001 or 2006 at the time of calculation, the Index for the last published month prior to the month of August for each such year shall be used in its place and shall be compared to the Index from the corresponding month in 1998.

        3. Base Year. Commencing on the Effective Date, all references to "1987" as the Base Year shall be deleted and "1998" shall be substituted in their place.

        4. Renewal Options. If the Lease shall not have been terminated pursuant to any provisions thereof and Tenant shall not be in default thereunder beyond any applicable cure period, then Tenant may, at Tenant’s option, extend the term of the Lease for two additional terms of five years, each the first such period commencing on November 1, 2007 (the “First Option Term”) and the second such period commencing on November 1, 2012 (the “Second Option Term”, and, collectively with the First Option Term, the “Options Terms”). Subject to the terms and conditions hereof, the option to renew the Lease for an Option Term may be exercised by Tenant by written notice to Lessor at least six months prior to the expiration of the Renewal Term or the First Option Term, as the case may be. Tenant’s failure to elect the First Option Term shall render the Second Option Term null and void, and of no effect. Upon the giving by Tenant to Lessor of such written notice and compliance by Tenant with the provisions of this Paragraph, the term of the Lease shall be deemed to be automatically extended upon all of the covenants, agreements, terms, provisions and conditions set forth in the Lease, except that the annual base rental for the Demised Premises shall be determined as follows: On November 1, 2010 (if the First Option Term is elected) and on November 1, 2014 (if the Second Option Term is elected), the rent shall be subject to an increase and adjustment equal to (i) the amount of the annual base rental due and payable in the 12 month period ending October 31 immediately prior to November 1, 2010 and November 1, 2014, as the case may be, multiplied by (ii) a fraction, the denominator which shall be the Index (as hereinafter defined) for the month of August, 1998, and the numerator being the Index in the month of August, 2010 with respect to the adjustment made on November 1, 2010 and August, 2014 with respect to the adjustment made on November 1, 2014. If the month of August is not yet published for the years 2010 or 2014 at the time of calculation, the Index for the last published month prior to the month of August for each such year shall be used in its place.

        5. Hazardous Substances. Tenant covenants that it shall not, at any time during the Term of this Lease, place, store, install upon, discharge, release or generate on, in or under the Demised Premises, or allow to escape from the Demised Premises, any pollutants or other toxic or Hazardous Substances (as defined below), or containers or storage or processing facilities thereof including, but not limited to, any asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils of any other form, or any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes, or industrial, nuclear or medical by-products, or install underground storage tanks (whether filled or unfilled) except for materials properly used, stored and disposed of in Tenant’s normal course of business. Except to the extent of any existing condition or due to Lessor’s negligence or willful misconduct, or to the negligence or willful misconduct of any other tenant of Lessor (except any sublessee or assignee of Tenant which may be permitted hereunder) Tenant shall protect, defend, indemnify and hold harmless Lessor from the costs (including costs of remediation), expenses (including reasonable attorneys’ fees), liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind arising out of or in any way connected with, and Lessor shall not be liable to Tenant or any other party on account of, the Tenant or Tenant’s servants, sublessees and assignees (to the extent permitted hereunder), agents, employees, licensees, invitees, and contractors placing, storing, installing, discharging, releasing or generating on, in, under or about the Demised Premises, or allowing to escape from the Demised Premises, any Hazardous Substances during the Term of this Lease or any renewal or extension hereof.

        (a) As used in this Lease, the following terms shall have the following meanings:

         “Environmental Rule” shall mean any Governmental Rule which relates to Hazardous Substances, pollution or protection of the environment, including without limitation any governmental rule relating to the generation, use, treatment, storage, release, transport or disposal of Hazardous Substances and shall specifically include, without limiting the generality of the foregoing, the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., as amended by the Water Quality Act of 1987, Publ. L. No. 100-4 (Feb. 4,1987), the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. §1021 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq., and the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. §655 and §657, as any of the same have been or may be amended, together with all rules, regulations and orders issued thereunder.

        “Governmental Person” shall mean any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, agency, bureau, body or entity of the United States of America or of any state, county, municipality or other political subdivision located therein.

        “Governmental Rule” shall mean any law (including common law), statute, rule, regulation, ordinance, code, order, writ, judgment, injunction, decree, guideline, directive or decision of any Governmental Person, whether or not having the force of law and whether now or hereafter existing, as any of the same may be amended.

        “Hazardous Substance” means any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, treatment, storage, release, transport or disposal of which is regulated by, any Governmental Rule, and shall specifically include any substance which (i) constitutes a “hazardous substance” under CERCLA or a “hazardous waste” under RCRA, (ii) exhibits any of the hazardous characteristics enumerated in 40 C.F.R. Sections 261.20- 261.24, inclusive (iii) constitutes any of these extremely hazardous substances listed under § 302 of SARA which are present in threshold planning or reportable quantities as defined under SARA, (iv) constitutes toxic or hazardous chemical substances which are present in quantities which exceed exposure standards, as those terms are defined under § 6 and § 8 of OSHA and 29 C.F.R. Part 1910, subpart 2, (v) constitutes asbestos, urea formaldehyde, chlorinated biphenyls (Polychlorinated or monochlorinated) or petroleum products of (vi) constitutes a hazardous material which, when transported, is subject to regulation by the United States Department of Transportation at 49 C.F.R. Parts 171-199.

        (b) Tenant shall comply with all Governmental Rules applicable to the Demised Premises and to Tenant’s use and occupancy thereof, including without limitation all Environmental Rules; provided, however, that Tenant shall not be obligated to make capital improvements to the Demised Premises to correct conditions in existence prior to the date of Tenant’s occupancy of the Demised Premises, unless such conditions have become unlawful as a result of Tenant’s use of the Demises Premises. Tenant shall obtain, maintain and comply with all licenses and permits issued by any Governmental Person which are necessary in connection with the ownership, occupancy or use of the Demised Premises.

        (c) Tenant shall not, and shall not permit any other person or entity to, generate, use, treat, store, release or dispose of any Hazardous Substance on the Demised Premises; provided, that the foregoing shall not prohibit Tenant from using or storing on the Demised Premises reasonable quantities of petroleum products, cleaning materials and other substances which fall within the definition of “Hazardous Substance” and which are necessary for the conduct of its business or the maintenance of the Demised Premises so long as such use and storage is in compliance with applicable Environmental Rules.

        (d) Tenant shall notify Lessor immediately after becoming aware of (i) any presence on or under the Demised Premises, or on any Demised Premises adjacent thereto, of any Hazardous Substance in violation of any Environmental Rule or in excess of any reportable quantity established under any Environmental Rule or (ii) any violation of any Environmental Rule by Tenant or any other person or entity which affects the Demised Premises or could potentially impose any liability on Lessor. In addition to the foregoing, Tenant shall forward to Lessor immediately upon Tenant’s receipt thereof copies of all written orders, reports, notices and other communications relating to any of the foregoing matters.

        (e) Upon prior written notice from Lessor, Tenant shall permit such persons or entities as Lessor may designate to visit the Demised Premises and perform environmental site investigations and assessments on the Demised Premises for the purpose of determining whether there is any unlawful presence of Hazardous Substances on the Demised Premises or any other condition which constitutes a violation of any Environmental Rule. Tenant shall supply to such persons or entities all such information regarding the Demised Premises and Tenant’s operations thereon as such Persons may reasonably request. If any such assessment shall disclose a material violation of any Environmental Rule by Tenant, the Tenant shall be liable for the cost of such assessment, which amount shall be due as additional rent hereunder; otherwise, Lessor shall pay the cost of such assessment.

        (f) Tenant, at its sole expense, shall remediate any unlawful presence of Hazardous Substances on or under the Demised Premises in a timely manner and in accordance with applicable Environmental Rules and directives of any Governmental Person having authority over such remediation; provided, that Tenant shall not be required to remediate any such unlawful presence of Hazardous Substances to the extent that the same are not the result of the acts or omissions of Tenant or its assignees or sublessees (to the extent assignment and subletting is permitted hereunder), servants, employees, agents, licensees, invitees, contractors or those of its assignees or sublessees (to the extent permitted hereunder).

        (g) Except to the extent of Lessor’s negligence or willful misconduct, Tenant shall indemnify Lessor against and hold Lessor harmless from any and all costs, claims or liability arising from: (i) Tenant’s use of the Premises; (ii) the conduct of Tenant’s business or anything else done or permitted by Tenant to be done in or about the Premises; including any contamination of the Premises or any other Premises resulting from the presence or use of Hazardous Material caused or permitted by Tenant; (iii) any breach or default in the performance of Tenant’s obligations under this Lease; or (iv) any misrepresentation or breach of warranty by Tenant under this Lease. Tenant shall defend Lessor against any such cost, claim or liability at Tenant’s expense with counsel reasonably acceptable to Lessor or, at Lessor’s election, Tenant shall reimburse Lessor for any reasonable legal fees or costs incurred by Lessor in connection with any such claim. As used in this Section, the term “Tenant” shall include Tenant’s assignees and sublessees (to the extent assignment and subletting is permitted under this Lease), employees, agents and contractors, if applicable, and those of its assignees and sublesses to the extent assignment and subleasing is permitted under this Lease).

        (h) Except to the extent of Tenant’s negligence or willful misconduct, Lessor shall indemnify Tenant against and hold Tenant harmless from any and all costs, claims or liability arising from: (i) the use of the Premises by Lessor; (ii) the conduct of Lessor’s business or anything else done by Lessor on or about the Premises, including any contamination of the Premises from the presence or use of Hazardous Material which is caused by Lessor; (iii) any breach or default in the performance of Lessor’s obligations under this Lease; or (iv) any misrepresentation or breach of warranty by Lessor under this Lease. Lessor shall defend Tenant against any such cost, claim or liability at Lessor’s expense with counsel reasonably acceptable to Tenant or, at Tenant’s election, Lessor shall reimburse Tenant for any reasonable legal fees or costs incurred by Tenant in connection with any such claim. As used in this Section, the term “Lessor” shall include Lessor’s employees, agents and contractors, if applicable.

        6. Saving Clause. Except as specifically provided herein, the Lease shall remain as heretofore.

        IN WITNESS WHEREOF, Lessor and Tenant have caused this instrument to be executed the day and year first above written.

WITNESS:	LEETSDALE INDUSTRIAL CORPORATION Lessor
______________________________	By: ______________________________

WITNESS:	LEETSDALE INDUSTRIAL II

______________________________	By: ______________________________

WITNESS:	BAYOU STEEL CORPORATION Tenant

______________________________	By: ______________________________